Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-179693) of Merrill Lynch Preferred Capital Trust V and Merrill Lynch Preferred Funding V, L.P. of our reports dated March 18, 2013 relating to the financial statements, which appear in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
New York, NY
March 18, 2013